EXHIBIT 99.2

CAREMARK Rx, INC.
2004 INCENTIVE STOCK PLAN

ii

§ 1.

BACKGROUND AND PURPOSE

The purpose of this Plan is to promote the interest of Caremark by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants and Stock Unit Grants to Eligible Employees and Directors in order (1) to attract and retain Eligible Employees and Directors, (2) to provide an additional incentive to Eligible Employees and Directors to work to increase the value of Stock and (3) to provide Eligible Employees and Directors with a stake in the future of Caremark which corresponds to the stake of each of Caremark’s shareholders.

§ 2.

DEFINITIONS

2.1. Affiliate— means any organization (other than a Subsidiary) that would be treated as under common control with Caremark under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

2.2. Beneficial Owner— means a “beneficial owner” within the meaning of Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

2.3. Beneficial Ownership— means “beneficial ownership” within the meaning of Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

2.4. Board— means the Board of Directors of Caremark.

2.5. Caremark— means Caremark Rx, Inc. and any successor to Caremark Rx, Inc.

2.6. Cause— means a determination made by the Committee, exercising good faith and reasonable judgment, that an Eligible Employee has been terminated for “cause” as defined in any employment agreement applicable to the Eligible Employee or, in the absence of an employment agreement, in accordance with Caremark’s human resources policies and procedures.

2.7. Change Effective Date— means the first day that there is a Change in Control.

2.8. Change in Control— means:

(a) The acquisition by any Person of Beneficial Ownership of 20% or more of either (i) the then outstanding shares of Stock or (ii) the combined voting power of the outstanding voting securities of Caremark entitled to vote generally in the selection of members of the Board; provided, however, that for purposes of this definition, the following transactions shall not constitute a Change in Control: (A) any acquisition directly from Caremark through a public offering of shares of Stock, (B) any acquisition by Caremark, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Caremark or any corporation controlled by Caremark, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition;

(b) The cessation, for any reason, of the individuals who constitute the members of the Board as of the date this Plan becomes effective (the “Incumbent Board”) to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a member of the Board following the date this Plan becomes effective whose election, or nomination for election by Caremark’s shareholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board unless such individual’s initial assumption of office occurs because of an actual or threatened election contest with respect to the election or removal of members of the Board or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Caremark (a “Business Combination”) unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding shares of Stock and the outstanding voting securities of Caremark immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Caremark or all or substantially all of Caremark’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately before such Business Combination of the outstanding shares of Stock and the outstanding voting securities of Caremark, as the case may be; (ii) no party (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Caremark or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed before the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or at the time of the action of the Board providing for such Business Combination;

(d) The approval by the shareholders of Caremark of a complete liquidation or dissolution of Caremark; or

(e) Any other condition or event (i) that the Committee determines to be a “Change in Control” within the meaning of this definition and (ii) that is set forth in an Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate; provided, however

(f) the transactions contemplated under the Merger Agreement shall not constitute a Change in Control under this Plan.

2.9. Code— means the Internal Revenue Code of 1986, as amended.

2.10. Committee— means the Compensation Committee of the Board.

2.11. Director— means any member of the Board who is not an employee of Caremark or a Parent or Subsidiary or affiliate (as the term “affiliate” is defined in Rule 405 of the 1933 Act) of Caremark.

2.12. Disability— means, as applied to an Eligible Employee or a Director, that he or she (a) has established to the satisfaction of the Committee that he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months (all within the meaning of § 22(e)(3) of the Code), and (b) has satisfied any requirement imposed by the Committee in regard to evidence of such disability.

2.13. Eligible Employee— means an employee of Caremark or any Subsidiary or Parent or Affiliate to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan and any former employee who continues to perform services for Caremark or any Subsidiary or Parent or Affiliate as an independent contractor immediately following the termination of his or her status as an employee.

2.14. Fair Market Value— means either (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported in accordance with § 2.14(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

2.15. Immediate Family Members— means the spouse, children and grandchildren of an Eligible Employee or Director.

2.16. ISO— means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.

2.17. 1933 Act — means the Securities Act of 1933, as amended.

2.18. 1934 Act— means the Securities Exchange Act of 1934, as amended.

2.19. Merger Agreement— means the Agreement and Plan of Merger, dated as of September 2, 2003 by and among Caremark, Cougar Merger Corporation and AdvancePCS.

2.20. Non-ISO— means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of § 422 of the Code.

2.21. Option— means an ISO or a Non-ISO which is granted under § 7.

2.22. Option Certificate— means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Option granted under this Plan.

2.23. Option Price— means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.24. Parent— means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of Caremark.

2.25. Person— shall have the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act and used in Sections 13(d) and 14(d) of the 1934 Act, including a “group” as described in Section 13(d) of the 1934 Act.

2.26. Plan— means this Caremark Rx, Inc. 2004 Incentive Stock Plan as effective as of the date adopted by the Board in 2004 and as amended from time to time thereafter.

2.27. Preexisting Plan— means each of the following plans, as each such plan has been amended from time to time, including any amendments to reflect the substitution of shares of Stock for shares of common stock of Advance PCS pursuant to the terms of the Merger Agreement : (a) the Caremark Rx, Inc. Amended and Restated Incentive Compensation Plan, (b) the Caremark Rx, Inc. Amended and Restated 1993 Stock Option Plan, (c) the Caremark Rx, Inc. Amended and Restated 1994 Stock Option Plan, (d) the Caremark Rx, Inc. Amended and Restated 1995 Stock Option Plan, (e) the Caremark Rx, Inc. Amended and Restated 1997 Long Term Incentive Compensation Plan, (f) the Caremark Rx, Inc. Amended and Restated 1998 Employee Stock Option Plan, (g) the Caremark Rx, Inc. Amended and Restated 1998 New Employee Stock Option Plan, (h) the AdvancePCS 2003 Incentive Compensation Plan and (i) the Advance Paradigm, Inc. Amended and Restated 1997 Nonstatutory Stock Option Plan.

2.28. Rule 16b-3— means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.29. Stock— means the common stock, par value $0.001 per share, of Caremark.

2.30. Stock Grant— means a grant under § 9 which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

2.31. Stock Unit Grant— means a grant under § 9 which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.

2.32. Stock Grant Certificate— means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Grant or a Stock Unit Grant.

2.33. SAR Value— means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 8.

2.34. Stock Appreciation Right— means a right to receive the appreciation in a share of Stock which is granted under § 8.

2.35. Stock Appreciation Right Certificate— means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Appreciation Right which is not granted to an Eligible Employee or a Director as part of an Option.

2.36. Subsidiary— means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of Caremark.

2.37. Ten Percent Shareholder— means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either Caremark, a Subsidiary or Parent.

§ 3.

SHARES AND GRANT LIMITS

3.1. Shares Reserved. There shall (subject to § 13) be reserved for issuance under this Plan (a) 15,000,000 shares of Stock plus (b) the number of shares of Stock which would remain available for issuance under each Preexisting Plan if shares were issued on the effective date of this Plan sufficient to satisfy grants then outstanding under such plan plus (c) the number of shares of Stock subject to grants under any Preexisting Plan which are outstanding on the effective date of this Plan and which are forfeited or expire on or after such effective date in accordance with the terms of such grants; provided, however, only the shares of Stock described in § 3.1(a) shall be issued in connection with the exercise of ISOs and nothing in this Plan shall affect any grants under any Preexisting Plan which are outstanding on the effective date of this Plan until such time, if any, that any shares of Stock subject to such grants are forfeited or grants respecting any shares of Stock expire on or after such effective date in accordance with the terms of such grants.

3.2. Source of Shares. The shares of Stock described in § 3.1 shall be reserved to the extent that Caremark deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by Caremark. Any shares of Stock subject to an Option or Stock Grant which remain unissued after the cancellation, expiration or exchange of such Option or Stock Grant or which are forfeited after issuance and any shares of Stock subject to issuance under a Stock Appreciation Right or Stock Grant which remain unissued after the cancellation or expiration of such Stock Appreciation Right or Stock Grant thereafter shall again become available for issuance under this Plan. Finally, if the Option Price under an Option is paid in whole or in part in shares of Stock or if shares of Stock are tendered to Caremark in satisfaction of any condition to a Stock Grant, such shares thereafter shall become available for issuance under this Plan and shall be treated the same as any other shares available for issuance under this Plan.

3.3. Use of Proceeds. The proceeds which Caremark receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of Caremark.

3.4. Grant Limits. No Eligible Employee or Director in any calendar year shall be granted an Option to purchase (subject to § 13) more than 5,000,000 shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to § 13) more than 5,000,000 shares of Stock, and no Stock Grant or Stock Unit Grant shall be made to any Eligible Employee or Director in any calendar year where the Fair Market Value of the Stock subject to such grant on the date of the grant exceeds $25,000,000. No more than 5,000,000 non-forfeitable shares of Stock shall (subject to § 13) be issued pursuant to Stock Grants under § 9.

3.5 Preexisting Plan. No grants shall be made under any Preexisting Plan on or after the date this Plan becomes effective.

§ 4.

EFFECTIVE DATE

The effective date of this Plan shall be the date the shareholders of Caremark (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

§ 5.

COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on Caremark, on each affected Eligible Employee or Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Employee or Director shall have the right to require him or her to execute an agreement which makes the Eligible Employee or Director subject to non-competition provisions and other restrictive covenants which run in favor of Caremark.

§ 6.

ELIGIBILITY FOR ISOs AND OTHER GRANTS

Only Eligible Employees who are employed by Caremark or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Eligible Employees and Directors shall be eligible for the grant of Non-ISOs and Stock Appreciation Rights and for Stock Grants and Stock Unit Grants under this Plan.

§ 7.

OPTIONS

7.1. Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not, absent the approval of Caremark’s shareholders, take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options. Each grant of an Option to an Eligible Employee or Director shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems not inconsistent with the terms of this Plan; however, (a) if the Committee grants an ISO and a Non-ISO to an Eligible Employee on the same date, the right of the Eligible Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO and (b) if the only condition to the exercise of the Option is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Option is granted.

7.2. $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

7.3. Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to an Eligible Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

7.4. Payment. The Option Price shall be payable in full upon the exercise of any Option, and at the discretion of the Committee an Option Certificate can provide for the payment of the Option Price either in cash, by check or through any cashless exercise procedure which is implemented by an unrelated broker through a sale of Stock in the open market and which is acceptable to the Committee or its delegate, or in any combination of such forms of payment.

7.5. Exercise.

(a) Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option exercisable on or after the earlier of

(1) the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Eligible Employee is a Ten Percent Shareholder on the date the Option is granted, or

(2) the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to an Eligible Employee who is not a Ten Percent Shareholder on the date the Option is granted.

(b) Vesting. Unless otherwise set forth in an Option Certificate, an Eligible Employee or a Director shall have a right to exercise an Option (1) with respect to twenty percent (20%) of the number of shares of Stock subject to such Option only if he or she remains an Eligible Employee or a Director on the first anniversary of the date as of which such Option was granted, (2) with respect to an additional twenty percent (20%) of the number of shares of Stock subject to such Option on each of the second, third and fourth anniversaries of the date as of which such Option was granted only if he or she remains continuously employed as an Eligible Employee or a Director through such anniversary date and (3) with respect to all remaining shares of Stock subject to such Option only if he or she remains continuously employed as an Eligible Employee or a Director through the fifth anniversary of the date as of which such Option was granted; provided, an Eligible Employee or Director shall have the right to exercise an Option on any date only for whole shares of Stock, and any fractional share shall be rounded down and carried forward until such fractional share, when combined with any other fractional shares, equals a whole share or the Option expires.

(c) Termination. An Option Certificate may provide for the exercise of an Option after an Eligible Employee’s or a Director’s status as such has terminated for any reason whatsoever, including death or Disability; provided, however, absent any provisions to the contrary in an Option Certificate, the right of an Eligible Employee or a Director to exercise an Option shall expire (a) on the date his or her status as such terminates if such termination is for Cause, (b) at the end of the one (1) year period which starts on the date his or her status as such terminates as a result of death or Disability or (c) at the end of the ninety (90) day period which starts on the date his or her status as such terminates other than for Cause or as a result of death or Disability.

§ 8.

STOCK APPRECIATION RIGHTS

8.1. Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Eligible Employees and to Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.

8.2. Terms and Conditions.

(a) Stock Appreciation Right Certificate. If a Stock Appreciation Right is granted independent of an Option, such Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Certificate and such certificate shall set forth the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be based and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(b) Option Certificate. If a Stock Appreciation Right is granted together with an Option, such Stock Appreciation Right shall be evidenced by an Option Certificate and the number of shares of Stock on which the Eligible Employee’s or Director’s right to appreciation shall be the same as the number of shares of Stock subject to the related Option and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Eligible Employee’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

(c) Minimum Period of Service. If the only condition to exercise of a Stock Appreciation Right is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Stock Appreciation Right is granted.

8.3. Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. An Eligible Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from Caremark in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.

§ 9.

STOCK AND STOCK UNIT GRANTS

9.1. Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Employees and to Directors. Each Stock Grant or Stock Unit Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant or cash will be paid under the Stock Unit Grant and the conditions under which the Eligible Employee’s or Director’s interest in any Stock which has been issued pursuant to a Stock Grant will become non-forfeitable.

9.2. Conditions.

(a) Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of an Eligible Employee or a Director only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by Caremark pending the satisfaction of the forfeiture conditions, if any, under § 9.2(b) for the related Stock Grant.

(b) Forfeiture Conditions. The Committee acting in its absolute discretion may make Stock issued in the name of an Eligible Employee or a Director under any Stock Grant or the cash payable under any Stock Unit Grant subject to one, or more than one, objective employment, performance or other forfeiture condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such forfeiture condition, if any, and the deadline, if any, for satisfying each such forfeiture condition. An Eligible Employee’s or a Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant shall depend on the extent to which he or she timely satisfies each such condition. Each share of Stock underlying a Stock Grant shall not be available under § 3 after such grant is effective until such time, if any, as such share thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under § 3 as of the date of such forfeiture.

(c) Minimum Period of Service. If the only condition to the forfeiture of a Stock Grant or a Stock Unit Grant is the completion of a period of service, such period of service shall be no less than the five (5) year period which starts on the date as of which the Stock Grant or Stock Unit Grant is made.

9.3. Dividends and Voting Rights on Stock Grants. Except as otherwise set forth in a Stock Grant, if a dividend is paid on a share of Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, (a) Caremark shall pay such dividend directly to such Eligible Employee or Director if such dividend is paid in cash, (b) Caremark shall hold such dividend subject to the same conditions under § 9.2(b) as the related Stock Grant if such dividend is payable in additional shares of Stock, and (c) Caremark shall distribute or hold any dividend (other than a dividend described in § 9.3(a) or § 9.3(b)) in accordance with such rules as the Committee shall adopt with respect to each such dividend. Furthermore, except as otherwise set forth in a Stock Grant, an Eligible Employee or a Director also shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable.

9.4. Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as an Eligible Employee’s or a Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Eligible Employee or Director as soon as practicable thereafter.

9.5. Income Tax Deduction.

(a) General. The Committee shall use its best efforts (where the Committee deems appropriate under the circumstances) to make Stock Grants and Stock Unit Grants to any Eligible Employee or to any group of Eligible Employees either (1) subject to at least one condition related to one, or more than one, performance goal based on the performance criteria described in § 9.5(b) which seems likely to result in the Stock Grant or Stock Unit Grant qualifying as “performance-based compensation” under § 162(m) of the Code or (2) under such other circumstances as the Committee deems likely to result in an income tax deduction for Caremark with respect to such Stock Grant or Stock Unit Grant. A performance goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes.

(b) Performance Criteria. A performance criteria is described in this § 9.5(b) if such criteria relates to (1) Caremark’s return over capital costs or increases in return over capital costs, (2) Caremark’s total earnings or the growth in such earnings, (3) Caremark’s consolidated earnings or the growth in such earnings, (4) Caremark’s earnings per share or the growth in such earnings, (5) Caremark’s net earnings or the growth in such earnings, (6) Caremark’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) Caremark’s earnings before interest and taxes or the growth in such earnings, (8) Caremark’s consolidated net income or the growth in such income, (9) the value of Caremark’s common stock or the growth in such value, (10) Caremark’s stock price or the growth in such price, (11) Caremark’s return on assets or the growth on such return, (12) Caremark’s cash flow or the growth in such cash flow, (13) Caremark’s total shareholder return or the growth in such return, (14) Caremark’s expenses or the reduction of expenses, (15) Caremark’s sales growth, (16) Caremark’s overhead ratios or changes in such ratios, (17) Caremark’s expense-to-sales ratios or the changes in such ratios, or (18) Caremark’s economic value added or changes in such value added.

(c) Adjustments. When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of Caremark, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting Caremark, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in Caremark paying non-deductible compensation to an Eligible Employee).

§ 10.

NON-TRANSFERABILITY

Each Option and each Stock Appreciation Right granted under this Plan and each Stock Grant and Stock Unit Grant made under this Plan shall be transferable by the Eligible Employee or Director to whom the related grant is made only by will or the laws of descent and distribution unless the Committee authorizes a transfer under circumstances other than by will or the laws of descent and distribution in accordance with this § 10. A transfer (other than by will or the laws of descent and distribution) shall be authorized in accordance with this § 10 only if (a) an Eligible Employee or Director requests in writing that the Committee authorize such transfer, (b) the Eligible Employee or Director demonstrates to the Committee’s satisfaction that the transfer is contemplated in connection with a professionally prepared estate plan for the Eligible Employee or Director, and (c) the Committee, acting in its absolute discretion, determines that (1) the requested transfer is not inconsistent with the purpose of this Plan, (2) there is no legal prohibition against such transfer and (3) there will be a basis on which to register any related shares of Stock under the 1933 Act or there will be a registration exemption under the 1933 Act if the request is granted. If a transfer is authorized in accordance with this § 10, the related Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant shall by operation of this § 10 remain immediately following such transfer subject to the same terms and conditions as in effect immediately before such transfer, and no shares of Stock shall be issued to any person pursuant to such transfer and no cash shall be paid to any such person pursuant to such transfer before the Eligible Employee or Director satisfies in full all of the conditions for such issuance or payment and pays, or makes provision satisfactory to the Committee for the payment of, any applicable taxes due with respect to such issuance or payment. As a condition to any transfer authorized by the Committee under this § 10, the Committee may require an Eligible Employee or Director to reimburse Caremark for any additional expenses Caremark incurs to register any affected shares of Stock under the 1933 Act. Finally, if a transfer is authorized in accordance with this § 10, the Eligible Employee or a Director shall by operation of this § 10 have the responsibility to notify any transferee of any events or conditions which affect any related Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant, including any deadline for taking any action with respect to any such Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant, and neither the Committee nor Caremark shall have any responsibility whatsoever to notify any transferee of any such events or conditions.

§ 11.

SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Eligible Employee or Director shall, if so requested by Caremark, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Caremark, shall deliver to Caremark a written statement satisfactory to Caremark to that effect. Furthermore, if so requested by Caremark, the Eligible Employee or Director shall make a written representation to Caremark that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to Caremark an opinion in form and substance satisfactory to Caremark of legal counsel satisfactory to Caremark that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of Caremark bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to Caremark of legal counsel satisfactory to Caremark that such registration is not required.

§ 12.

LIFE OF PLAN

No Option or Stock Appreciation Right shall be granted or Stock Grant or Stock Unit Grant made under this Plan on or after the earlier of

(1) the tenth anniversary of the effective date of this Plan (as determined under § 4), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants under this Plan have been forfeited or have become non-forfeitable, or

(2) the date on which all of the Stock reserved under § 3 has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Stock Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

§ 13.

ADJUSTMENT

13.1. Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under § 3, the grant caps described in § 3, the number, kind or class (or any combination thereof) of shares of Stock subject to Options or Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to Stock Grants or Stock Unit Grants made under this Plan shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of Caremark, including, but not limited to, such changes as stock dividends or stock splits.

13.2. Mergers. The Committee as part of any corporate transaction described in § 424(a) of the Code shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3 and the grant caps described in § 3. Furthermore, the Committee as part of any corporate transaction described in § 424(a) of the Code shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock subject to any outstanding Stock Grants and Stock Unit Grants under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Option and Stock Appreciation Right grants previously made under this Plan and the related Option Price and SAR Value for each such Option and Stock Appreciation Right, and, further, shall have the right (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code and without regard to the annual grant caps described in § 3 of this Plan) to make any Stock Grants and Stock Unit Grants and Option and Stock Appreciation Right grants to effect the assumption of, or the substitution for, stock grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such stock grants and stock option and stock appreciation right grants.

13.3. Fractional Shares. If any adjustment under this § 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Stock Grants and Stock Unit Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Committee shall be conclusive and binding on all affected persons.

§ 14.

CHANGE IN CONTROL

If there is a Change in Control of Caremark, then as of the Change Effective Date for such Change in Control any and all conditions to the exercise of all outstanding Options and Stock Appreciation Rights on such date and any and all outstanding issuance and forfeiture conditions on any Stock Grants and Stock Unit Grants on such date automatically shall be deemed satisfied in full as of such Change Effective Date, and the Board shall have the right (to the extent expressly required as part of such transaction) to cancel such Options, Stock Appreciation Rights, Stock Grants and Stock Unit Grants after providing each Eligible Employee and Director a reasonable period to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Stock Grants and the cash payable under any Stock Unit Grants; provided, if any issuance or forfeiture condition described in this § 14 relates to satisfying any performance goal and there is a target for such goal, such issuance or forfeiture condition shall be deemed satisfied under this § 14 only to the extent of such target unless such target had been exceeded before such Change Effective Date, in which event such issuance or forfeiture condition shall be deemed satisfied to the extent target had been so exceeded.

§ 15.

AMENDMENT OR TERMINATION

This Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate; provided, however, (1) no amendment shall be made absent the approval of the shareholders of Caremark to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (2) no amendment shall be made to § 14 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. The Committee also may suspend granting Options or Stock Appreciation Rights or making Stock Grants or Stock Unit Grants under this Plan at any time and may terminate this Plan at any time; provided, however, the Committee shall not have the right unilaterally to modify, amend or cancel any Option or Stock Appreciation Right granted or Stock Grant or Stock Unit Grant made before such suspension or termination unless (x) the Eligible Employee or Director consents in writing to such modification, amendment or cancellation or (y) there is a dissolution or liquidation of Caremark or a transaction described in § 13 or § 14.

§ 16.

MISCELLANEOUS

16.1. Shareholder Rights. No Eligible Employee or Director shall have any rights as a shareholder of Caremark as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Eligible Employee or Director. Subject to § 9.3, an Eligible Employee’s or a Director’s rights as a shareholder in the shares of Stock issued pursuant to a Stock Grant shall be set forth in the related Stock Grant Certificate.

16.2. No Contract of Employment. The grant of an Option or a Stock Appreciation Right or a Stock Grant or Stock Unit Grant to an Eligible Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to provide consulting or other services or to serve on the Board and shall not confer on an Eligible Employee or a Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in the related Option Certificate, Stock Appreciation Right Certificate, or Stock Grant Certificate.

16.3. Withholding. Each Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant shall be made subject to the condition that the Eligible Employee or Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which Caremark determines are applicable to the exercise of such Option or Stock Appreciation Right or to the satisfaction of any forfeiture conditions with respect to a Stock Grant or Stock Unit Grant issued in the name of the Eligible Employee or Director. No withholding shall be effected under this Plan which exceeds the minimum statutory federal and state withholding requirements.

16.4. Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Delaware. Finally, each term set forth in § 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

16.5. Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that an Eligible Employee or Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant) enter into any agreement or make such representations prepared by Caremark, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or provides for the repurchase of such Stock by Caremark.

16.6. Rule 16b-3. The Committee shall have the right to amend any Option, Stock Grant, Stock Unit Grant or Stock Appreciation Right to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to an Eligible Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

IN WITNESS WHEREOF, Caremark has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan.

CAREMARK RX, INC.

By:

Date: